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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------


                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2
                        (AMENDMENT NO. 3 TO SCHEDULE 13G)

                              ECOMETRY CORPORATION
                              --------------------
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
                         ------------------------------
                         (Title of Class of Securities)

                                   27900H 106
                                 --------------
                                 (CUSIP Number)

                                DECEMBER 31, 2000
              -----------------------------------------------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)
[ ]      Rule 13d-1(c)
[X]      Rule 13d-1(d)

--------------------------

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


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                                       13G

CUSIP NO.  27900H 106                                          Page 2 of 6 Pages

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON/
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)
                             Wilburn W. Smith

--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)[X]
                                                                 (b)[ ]

--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

--------------------------------------------------------------------------------
                                  5      SOLE VOTING POWER


          Number of                      2,171,250 (1)
           Shares
        Beneficially
          Owned by
            Each
          Reporting
           Person
            With

                               -------------------------------------------------
                                  6      SHARED VOTING POWER

                                            0

                               -------------------------------------------------
                                  7      SOLE DISPOSITIVE POWER

                                         2,171,250 (1)
                               -------------------------------------------------
                                  8      SHARED DISPOSITIVE POWER

                                            0

--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,171,250 (1)
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES [ ]


--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            17.4%

--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            IN

--------------------------------------------------------------------------------

(1) Includes (i) 2,150,000 shares of Ecometry Corporation's common stock, par value $.01 per share (the "Common Stock") and (ii) 21,250 shares of Common Stock subject to options exercisable within 60 days of the filing hereof.


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                                                               Page 3 of 6 Pages



ITEM 1(A). NAME OF ISSUER:

           Ecometry Corporation

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           1615 South Congress Avenue
           Delray Beach, FL 33445-6368


ITEM 2(A). NAME OF PERSON FILING:

           Wilburn W. Smith

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:


           The principal business office of the Reporting Person is:

           1615 South Congress Avenue
           Delray Beach, FL 33445-6368


ITEM 2(C). CITIZENSHIP:

           United States

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

           Common Stock, par value $.01 per share.

ITEM 2(E).    CUSIP NUMBER:

              27900H 106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

        (a)    [ ]       Broker or dealer registered under Section 15 of the
                         Exchange Act.

        (b)    [ ]       Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c)    [ ]       Insurance company as defined in Section 3(a)(19) of
                         the Exchange Act.

        (d)    [ ]       Investment company registered under Section 8 of the
                         Investment Company Act.

        (e)    [ ]       An investment adviser in accordance with
                         Rule 13d-1(b)(1)(ii)(E);



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                                                               Page 4 of 6 Pages


        (f)    [ ]       An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

        (g)    [ ]       A parent holding company or control person in
                         accordance with Rule 13d-1(b)(1)(ii)(G);

        (h)    [ ]       A savings associative as defined in Section 3(b) of the
                         Federal Deposit Insurance Act;

        (i)    [ ]       A church plan that is excluded from the definition of
                         an investment company under Section 3(c)(14) of the Investment Company Act;

        (j)    [ ]       Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


         If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]


ITEM 4. OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)     Amount beneficially owned:     2,171,250.


        (b)     Percent of class: 17.4%


        (c)     Number of shares as to which such person has:

                (i)      Sole power to vote or to direct the vote      2,171,250

                (ii)     Shared power to vote or to direct the vote        0

                (iii)    Sole power to dispose or to direct the
                         disposition of                                2,171,250

                (iv)     Shared power to dispose or to direct the
                         disposition of                                    0


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        N/A



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                                                               Page 5 of 6 Pages


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        SEE EXHIBIT 1 HERETO

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        N/A

ITEM 10. CERTIFICATIONS.

         N/A


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                                                               Page 6 of 6 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February 14, 2002

                                       /s/ Wilburn W. Smith
                                       -----------------------------------------
                                       Wilburn W. Smith